Collective Brands' Stockholders Pass Proposals at Corporation's Annual Meeting

TOPEKA, Kan., May 24, 2012 /PRNewswire/ -- Stockholders of Collective Brands, Inc. (NYSE: PSS) today at the Corporation's annual meeting re-elected all three of the Company's nominees to the Collective Brands Board of Directors, approved an advisory vote on executive compensation, approved the amended and restated Collective Brands, Inc. Incentive Compensation Plan, approved the 2012 Collective Brands, Inc. Stock Incentive Plan and ratified the re-appointment of Deloitte & Touche LLP as the Corporation's independent registered public accountant for fiscal year 2012.

Mylle H. Mangum, Chief Executive Officer of IBT Enterprises, LLC; John F. McGovern, Former Executive Vice President and Chief Financial Officer of Georgia-Pacific Corporation; and D. Scott Olivet, CEO, Renegade Brands, LLC and Executive Chairman of RED Digital Cinema were re-elected to the Collective Brands Board of Directors at the meeting.

D. Scott Olivet has been re-elected as Chairman of the Board.

Other board members whose terms continue are: Daniel Boggan Jr., Retired Senior Vice President of the National Collegiate Athletic Association; Richard L. Markee, Executive Chairman, Vitamin Shoppe, Inc.; Robert F. Moran, Chairman and Chief Executive Officer, PetSmart, Inc.; Matthew A. Ouimet, President and Chief Executive Officer Cedar Fair LLP; Michael A. Weiss, Chairman, President and Chief Executive Officer of Express, Inc.; and Robert C. Wheeler, Retired Chairman and Chief Executive Officer of Hill's Pet Nutrition, Inc.

About Collective Brands, Inc.

Collective Brands, Inc. is a leader in bringing compelling lifestyle, fashion and performance brands for footwear and related accessories to consumers worldwide. The company operates three strategic units: Payless ShoeSource, Collective Brands Performance + Lifestyle Group (PLG) and Collective Licensing International. Payless ShoeSource is one of the largest footwear retailers in the western hemisphere. It is dedicated to providing incredible values of on-trend and validated styles of footwear and accessories. PLG markets footwear and related products for children and adults under well-known brand names including Stride Rite®, Sperry Top-Sider®, Saucony®, and Keds®. Collective Licensing International is a leading youth lifestyle marketing and global licensing business. Information about, and links for shopping on, each of Collective Brands' business units can be found at www.collectivebrands.com.

CONTACT: Mardi Larson, Media Relations, +1-612-928-0202, for Collective Brands, Inc.